EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the joint Proxy Statement of Live Nation, Inc. and Ticketmaster Entertainment, Inc. that is made a part of Amendment No. 3 to the Registration Statement (Form S-4 No. 333-159991) and related Prospectus of Live Nation, Inc. for the registration of approximately 100,000,000 shares of its common stock, and to the incorporation by reference therein of our reports (a) dated March 3, 2009 (except for the changes as described in section “Pronouncements Retrospectively Applied” of Note 1 and in Note 18, and the financial statement schedule, as to which the date is May 26, 2009), with respect to the consolidated financial statements and schedule of Live Nation, Inc. included in its Current Report on Form 8-K dated May 28, 2009, and (b) dated March 3, 2009 with respect to the effectiveness of internal control over financial reporting of Live Nation, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

October 15, 2009